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                                                   July      , 1995


Mentor Distributors, Inc.
901 East Byrd Street

Richmond, Virginia  23219

         Re:     Assignment of Distribution Agreement

Dear Sirs:


         Reference is made to that Distribution Agreement (the "Agreement") currently in effect between Mentor Institutional Trust and Wheat, First Securities, Inc. ("Wheat") in respect of Mentor Institutional Trust, formerly IMG Institutional Trust. Wheat hereby assigns to you all of its rights under the Agreement and delegates to you all of its obligations under the Agreement, in each case from and after the date of this letter agreement, and you hereby agree to and accept such assignment and delegation. This letter agreement is governed by the laws of The Commonwealth of Massachusetts, and is executed under seal.


         If this letter sets forth accurately your understanding of our agreement, please sign it on the space below in which it shall become a binding agreement between us.

                                                Very truly yours,


                                                WHEAT, FIRST SECURITIES, INC.



                                                By:


Accepted and agreed:

MENTOR DISTRIBUTORS, INC.


By